Exhibit 99.1

CONTACTS:
Mark Carter, VP and Investor Relations Officer (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772

IMMEDIATE RELEASE

May 3, 2013

Snyder’s-Lance, Inc. Announces Results from Annual Meeting of Stockholders

Charlotte, NC, - May 3, 2013 - Snyder’s-Lance Inc. (Nasdaq-GS:LNCE) today announced the results from its Annual Meeting of Stockholders held on May 3, 2013. The stockholders approved each of the proposals voted on at the meeting.

Election of Directors

The following nominees were elected to the Snyder’s-Lance, Inc. Board of Directors to serve until the Annual Meeting of Stockholders in 2016:

•	John E. Denton

•	Dan C. Swander

•	Michael A. Warehime

The Board of Directors is currently comprised of eleven members, each of whom serves a three-year term.

Ratification of Selection of KPMG LLP as Independent Public Accountants

The stockholders ratified the selection of KPMG LLP as the independent registered public accounting firm for fiscal year 2013.

Advisory Vote on Executive Compensation

The stockholders approved the advisory resolution approving the compensation paid to Snyder’s-Lance, Inc. named executive officers.

Increase the Number of Authorized Shares of Common Stock

The stockholders approved the amendment of the Restated Articles of Incorporation to increase the number of authorized shares of common stock from 75,000,000 shares to 110,000,000 shares.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Pretzel Crisps®, Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, Eatsmart®, O-Ke-Doke®, Grande® and Padrinos® brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-G